Exhibit 10.1

ENDORSEMENT AND PROMOTIONAL SERVICES AGREEMENT

This Endorsement and Promotional Services Agreement (this “Agreement”) is entered into as of the 29th day of October 2020 (the “Effective Date”) by and between K. Hart Enterprises, Inc. (“Furnishing Company”), a California corporation, for the services of Kevin Hart (“Talent”) and Bruush Oral Care Inc. (“Bruush”), a British Columbia corporation. Furnishing Company and Bruush may sometimes be referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, Furnishing Company has the authority to furnish the services of Talent to Bruush in accordance with the terms and conditions hereof;

WHEREAS, Bruush is a manufacturer and distributor of oral care products under the brand name “Brüush” (individually or collectively, the “Brand”);

WHEREAS, in consideration for the compensation set forth herein, Furnishing Company will provide, and will cause Talent to provide, certain promotional benefits and services to Bruush in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties each intending to be legally bound by this Agreement, do promise and agree as follows:

1.	Definitions.

1.01 “Talent Attributes” means trade names, corporate names or other commercial designations of Talent, Talent’s social media handles, and Talent’s name, professional name, sobriquet, image, likeness, biographical material, voice, performance, statements about or attributed to Talent, or other identifying material.

1.02 “Talent Content” means all content, materials and other deliverables provided by a Talent Party or Talent to a Bruush Party pursuant to this Agreement, whether written, audio, visual, audio-visual, and/or otherwise including Talent’s contributions to any Talent Posts (as defined herein).

1.03 “Talent Party(ies)” means Furnishing Company or any of its parents, affiliates, or subsidiaries, Talent or Talent’s affiliates.

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1.06 “Bruush Content” means all content, materials and other deliverables provided by a Bruush Party to a Talent Party and/or Talent pursuant to this Agreement and/or otherwise created by Bruush hereunder, whether written, audio, visual, audio- visual, including any spots, interviews, messaging or other materials or content featuring Talent Attributes or Talent Content that are created by Bruush hereunder and portions of any Talent Post contributed by Bruush.

1.07 “Bruush Marks” means Bruush’s service marks, trademarks, logos, trade names, corporate names, trade dress, slogans or other commercial designations of Bruush, including the Brand.

1.08 “Bruush Party(ies)” means Bruush or any of its parents, affiliates and subsidiaries their respective agents or contractors, including without limitation, any third- party advertising agency engaged by Bruush but solely to the extent of, and in connection with, fulfilling any of Bruush’s obligations in connection with this Agreement and/or any promotions or advertising conducted by Bruush in connection with this Agreement, provided that, Bruush will contractually require any such party to comply with the terms hereof that apply to fulfillment of such Bruush obligations hereunder.

1.09 “Territory” means the United States and Canada but worldwide with respect to the Internet.

2.	Purpose; Publicity; Inducement Letter.

2.01 Purpose. The Parties acknowledge and agree that this Agreement is to set forth the terms and conditions on which Talent will provide certain promotional services and benefits to Bruush expressly set forth herein which are, in each case, in connection with one or more promotional campaigns to be conducted by Bruush during the Term to promote its oral care products and Talent’s endorsement thereof (the “Campaign”).

2.02 Publicity. During the Term, Bruush will be entitled to create various mutually agreed public relations and marketing materials regarding Talent’s association with Bruush in connection with the Campaign, which may include one (1) press release to announce the collaboration with Talent (the “Press Release”). Furnishing Company will cause Talent’s publicist to collaborate with Bruush to review and edit the Press Release and, at Talent’s publicist’s election, assist in its distribution. The content and method of distribution of all such materials (including the Press Release) shall be mutually agreed upon by Bruush and Furnishing Company and Bruush will meaningfully consult with Furnishing Company regarding the timing of distribution of any such approved materials (provided that the timing of the Press Release will be subject to mutual approval but will occur promptly following commencement of the Term or in conjunction with launch of the first Campaign hereunder). Further, Furnishing Company will cause Talent to review and approve five (5) Talent quotes regarding Bruush products, the Campaign, and/or Talent’s relationship with the Brand for use by Bruush in the Press Release and to promote the Campaign throughout the Term. Talent will have approval over the context in which each quote will be used.

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2.03 Inducement. Furnishing Company will cause Talent to execute an inducement letter in the form attached hereto as Exhibit A and deliver such letter to Bruush as a condition to Bruush entering into this Agreement.

3.	Term; Optional Renewal Term:

3.01 Initial Term. The initial term (the “Initial Term”) of this Agreement will commence on the Effective Date and expire two (2) years following the date of the first public announcement of the Campaign hereunder or first public mention of Talent (if earlier) (including any social media posts by Bruush or Talent) (such date, the “First Air Date”). “Year 1” of the Term shall be the period commencing on the First Air Date and ending on the first anniversary of the First Air Date, provided that Year 1 of the Initial Term shall not extend later than December 31, 2021 (the “Year 1 End Date”); “Year 2” of the Term shall be the period commencing on the first day immediately following the Year 1 End Date (“Year 2 Commencement Date”) and ending on first anniversary of the Year 1 End Date provided that Year 2 of the Initial Term shall not extend later than December 31, 2022.

3.02. Renewal Term. In addition, during the Renewal Negotiation Period (as defined below), Furnishing Company grants Bruush the exclusive right within the Competitive Category (as defined below) to negotiate an extension of the Term for a mutually-agreed additional period, which would commence as of the first day immediately following the date of expiration of the Initial Term, of no less than six (6) months and no longer than two (2) years (the “Renewal Term”). Specifically, during the period of sixty (60) days prior to the expiration of the Initial Term (the “Renewal Negotiation Period”), Furnishing Company will negotiate in good faith exclusively with Bruush within the Competitive Category for the terms of the Renewal Term provided that such terms and conditions shall be no less favorable than the terms and conditions set forth in this Agreement with respect to the Initial Term. If no agreement is reached during the Renewal Negotiation Period, the Term shall expire at the end of the Initial Term. The Initial Term and/or Renewal Term, if any, shall collectively be referred to herein as the “Term.” During the Renewal Negotiation Period, Furnishing Company and Talent will not engage in any negotiations or discussions with any Competitor (as defined below) for any deal which would be prohibited by the terms of Section 5 (Exclusivity) below.

3.03 Termination. The provisions of this Section 3 shall be in effect subject to the termination provisions set forth in this Agreement. For the avoidance of doubt, in the event termination occurs during the Initial Term, there will be no Renewal Term.

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4.	Compensation; Bruush Deliverables

4.01 Cash Fee. In consideration of the rights and benefits granted to Bruush hereunder during the Initial Term, Bruush will pay to Furnishing Company a total cash fee (the “Fee”) of One Million and Five Hundred Thousand U.S. Dollars (US$1,500,000), on a pay-or-play basis, as follows:

(a) The first installment of Seven Hundred Fifty Thousand U.S. Dollars (US$750,000) of the Fee (the “Initial Installment”) will be due and payable on the earlier of full execution of this Agreement (including the inducement letter by Talent) and one (1) day prior to the first date of Talent’s services under this Agreement, provided that for the avoidance of doubt, there will be no use of Talent’s name or Talent Attributes, and Talent shall not be required to render any services hereunder, until the entire Initial Installment has been received by Talent’s business manager; and

(b) The second installment of Seven Hundred Fifty Thousand U.S. Dollars (US$750,000) of the Fee (the “Second Installment”) will be due and payable on earlier of (i) one (1) day prior to the Service Day referenced in Section 6.02(B), or (ii) the commencement date of Year 2 of the Initial Term, provided that, there will be no use of Talent’s name or Talent Attributes permitted in Year 2 of the Initial Term, and Talent shall not be required to render any services in Year 2 of the Initial Term hereunder, or on the Service Day referenced in Section 6.02(B) if such Service Day is scheduled to occur prior to the Year 2 Commencement Date, until the entire Second Installment has been received by Talent’s business manager.

4.02 Royalty. In consideration of the rights and benefits granted to Bruush hereunder during the Initial Term, Bruush will pay Furnishing Company a royalty of three percent (3%) of all (i.e.,100%) Revenues (the “Royalty”). “Revenues” shall mean all gross revenues actually received by or credited to Bruush (or any of Bruush’s affiliates or unaffiliated third parties who receive any such revenues on Bruush’s behalf) during the Term from the sales of any Bruush electric toothbrush kits and/or other products or services of Bruush (which for clarity includes any subscription fees for subscriptions to Bruush products or services that are offered by Bruush, if any) taking into account any customer returns, credits or refunds and less any platform processing fees (e.g., Shopify) actually paid by Bruush to unaffiliated third-party companies, credit card processing fees actually paid by Bruush to unaffiliated third-party credit card companies and legally required sales taxes actually paid by Bruush, or with respect to any sales outside of the US and Canada any legally required value-added or goods and services taxes actually paid by Bruush and in respect of which Bruush is not entitled to any credit.

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4.03 Payment Terms. Bruush will make each payment of the Fee on or prior to the date on which such payment is due in accordance with Section 4.01 hereof. Furnishing Company will provide an invoice accurately reflecting that such payment is due. Accounting of any royalties shall be made on a quarterly basis during the Term and statements (setting forth in reasonable detail the calculation of the amount of the Royalty payment) and accompanying payments shall be provided to Furnishing Company within forty-five (45) days following the end of the applicable quarterly period. All payments due to Furnishing Company hereunder including payment of the Fee and payment of Royalties shall be made by wire transfer to an account designated by Furnishing Company in writing to Bruush. Furnishing Company and Talent agree to provide or execute such tax-related forms (e.g., W-9) and other documents as may be legally required in connection therewith. Except as otherwise set forth herein, Bruush shall not be required to make any payments to Furnishing Company or Talent of any nature for, or in connection with, the acquisition, exercise, or exploitation of the rights granted to Bruush hereunder.

4.04 Equity. In consideration of the rights and benefits granted to Bruush hereunder during the Initial Term, Bruush shall (i) issue to Talent or Talent’s designated entity 309,498 Class B common shares of Bruush constituting two percent (2%) of the total (i.e., 100%) outstanding common shares of Bruush as of the Effective Date (the “Class B Shares”); or (ii) grant to Talent or Talent’s designated entity stock options to acquire 309,498 Class B Shares on terms to be negotiated in good faith pursuant to the Equity Documents (as defined below) (the “Class B Options”). The Class B Shares or Class B Options, as applicable, shall be issued to Talent or Talent’s designated entity pursuant to a mutually-agreed schedule and subject to the execution by the Parties of such additional mutually-agreed documents that are reasonably required by any Party in connection with such issuance or grant, as applicable (the “Equity Documents”) and that will be negotiated in good faith by the Parties no later than seven (7) business days or such later period that is mutually-agreed to in writing by the Parties following the execution of this Agreement.

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4.05 Bruush Products. During each of the two (2) holiday seasons occurring during the Initial Term (i.e., likely to be November-December 2020 and 2021 time periods), Bruush shall, on behalf of Talent (indicated as “A gift from Kevin Hart”), and at Bruush’s sole expense, gift no less than one hundred (100) Bruush electric toothbrush kits (“Required Gifted Products”) to high-profile and other friends of Talent and family members of Talent who are located within the United States or Canada, as designated by Talent. Furnishing Company will provide Bruush with a list of such gift recipients together with addresses where such gifts should be sent no later than December 1st of the applicable holiday season for this purpose. During the Initial Term, Furnishing Company and/or Talent may continue to request Bruush to gift a mutually-agreed number of Bruush electric toothbrush kits to Talent’s high-profile and other friends and family who are located within the United States or Canada, subject to their availability. Subject to their availability, during the Initial Term, Bruush will use best efforts to provide Talent and Talent’s immediate family with Bruush electric toothbrush kits on a gratis basis for Talent’s and Talent’s immediate family’s personal use. Any names and/or addresses provided to Bruush in connection with this Section 4.05 will be considered Confidential Information of Furnishing Company (not subject to the exceptions of Paragraph 14.03) for the purposes of this Agreement. Bruush will not send any such recipients of gifts any unsolicited mail, email or other communications unless such recipients affirmatively opt- in to receive such communications from Bruush. To the extent Furnishing Company or Talent are required to pay any out-of-pocket, income taxes to the Internal Revenue Service or the California Franchise Tax Board(“Tax Regulator”) on the amount of any Required Gifted Products gifted by Bruush pursuant to this Paragraph 4.05 to any third parties (i.e., other than any taxes relating to those products that are provided to Talent to perform his obligations hereunder and/or provided to any friends or family members of Talent upon Talent’s request) (the “Gift-Related Tax”), Bruush will reimburse Furnishing Company or Talent for the amount of the Gift-Related Tax actually paid by Furnishing Company or Talent to the Tax Regulator (grossed up for the amount of any tax payable by Furnishing Company or Talent to the Tax Regulator on the reimbursable amount of the Gift-Related Tax paid hereunder) subject to receipt by Bruush of reasonable documents evidencing the Gift-Related Tax (and grossed up amount) payment made by Furnishing Company or Talent to the Tax Regulator.

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4.06 SAG-AFTRA. The Parties agree that the performing services hereunder (the “SAG-AFTRA Services”) will be subject to the SAG-AFTRA Commercials Contract (the “SAG-AFTRA Agreement”), and Talent will be engaged by a SAG-AFTRA signatory (the “Signatory”) in connection therewith. Bruush shall cause the Signatory to assign in writing to Bruush any usage rights that may be obtained by the Signatory under the SAG- AFTRA Agreement and/or Exhibit A-1, and Bruush’s usage rights shall be governed by the usage terms set forth in this Agreement. Bruush shall contractually ensure that the Signatory does not exercise any usage or other rights that may be obtained by the Signatory under the SAG-AFTRA Agreement and/or Exhibit A-1. Bruush agrees to directly pay, or cause to be directly paid, benefits contributions on the Fee specified in Section 4.01 hereunder allocated to the SAG-AFTRA Services, which amount equals One Hundred Thousand U.S. Dollars (US$100,000) (the “SAG-AFTRA Fee”), as required under the SAG- AFTRA Agreement. The Parties agree that all amounts of the SAG-AFTRA Fee in excess of 200% of the applicable minimum session fee under the SAG-AFTRA Agreement shall be applicable against any additional payment due to Talent, including but not limited to use fees and holding fees, if any, under the SAG-AFTRA Agreement (all of which use and holding fees are to be calculated at the minimum amounts required thereunder). To the extent any of the provisions of the SAG-AFTRA Agreement are more favorable to Talent than those contained in this Agreement, the more favorable provision of the SAG-AFTRA Agreement shall govern but only to the minimum extent necessary to comply with the SAG-AFTRA Agreement. In accordance with the foregoing, Talent agrees to execute and deliver to Bruush or its designee for the SAG-AFTRA Services the standard talent engagement agreement, attached hereto as “Exhibit A-1,” and the compensation payable to Talent by Bruush or its designee thereunder shall serve to satisfy the amount of compensation payable to Talent under the terms as set forth in the Agreement. The Parties agree that the terms and conditions of Exhibit A-1 are subject to the terms and conditions of this Agreement and that in the event of a conflict between Exhibit A-1 and this Agreement, the terms of this Agreement shall prevail.

4.07 Accounting and Audit Rights. Bruush shall maintain complete and accurate books and records concerning any sales and distribution of its products and services to the extent necessary to verify its Royalty obligations to Furnishing Company hereunder (“Books and Records”). A certified public accountant (“Auditor”) on Furnishing Company’s behalf, at Furnishing Company’s cost, may examine and make copies of Bruush’s Books and Records solely for the purpose of verifying the accuracy of Royalty payments and statements sent to Furnishing Company hereunder and subject to such Auditor signing an appropriate mutually agreeable confidentiality agreement that prohibits any disclosure of any information including copies of Books and Records derived from any audit other than to Furnishing Company, Talent or their respective advisors or representatives, as required by law or court order or to enforce the terms of this Agreement. Any such audit shall be conducted reasonably in a manner so as to not disrupt Bruush’s other functions and shall take place at Bruush’s office where such Books and Records are kept, during regular business hours and upon reasonable advance written notice of no less than thirty (30) days. Furnishing Company shall not conduct any audit more frequently than once a year. Bruush will maintain such Books and Records for each quarterly accounting period, and Furnishing Company’s audit rights shall expire, two (2) years following the receipt by Furnishing Company and its designated representative of the applicable statement. Bruush shall promptly make all undisputed underpayments of Royalties revealed by an audit. Auditor will furnish a copy of its audit report to Bruush no later than thirty (30) days following completion of the audit.

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5.	Exclusivity.

5.01 During the Initial Term, neither Furnishing Company nor Talent shall grant any third party manufacturer and/or distributor of any oral care products, and/or subscription services for such products (“Services”), as its primary business other than Bruush, including but not limited to, Oral B, Philips, Quip, Burst, Goby and Shyn (each, a “Competitor”) in the market category of oral care products or Services, (the “Competitive Category”) any rights to use Talent Attributes in any advertising, promotional or marketing promotions or campaigns or materials in connection therewith (“Promotional Rights”), in the Territory. During the Initial Term, neither Furnishing Company nor Talent shall grant Promotional Rights or appear in any Competitor’s campaign in the Territory, nor appear as an actor or spokesperson in any advertisements or commercials that originate in the Territory, for any products or Services in the Competitive Category (“Competitive Products”). Additionally, during the Term, Furnishing Company will not make, and will cause Talent to not make, negative public statements about or disparage Bruush or its products or Services, or make any positive testimonials or endorsements about any Competitive Products or Competitor publicly.

5.02 Notwithstanding the foregoing or anything to the contrary herein, Talent’s appearance in, association with and/or participation in any motion picture, television program, appearance, live show, event, Internet program, charitable, entertainment or other project/production regardless of its sponsorship or Competitive Product placement therein (including merchandising and commercial tie-ins in connection therewith), shall not be deemed to be a breach hereof, provided that Talent does not directly endorse a Competitor or Competitive Product in connection therewith.

6.	Talent Personal Services.

6.01 Campaign Sessions. Furnishing Company will cause Talent to participate in one (1) introductory session for up to thirty (30) minutes on a mutually agreed date and time following the Effective Date and prior to the First Air Date via any mutually agreed remote communication medium by which participants can clearly hear and/or see each other (Skype, Zoom, WebEx, phone etc.) during which Talent will be presented with Bruush’s vision and direction for the Campaign. Thereafter, during each of Year 1 and Year 2 of the Initial Term, Furnishing Company will cause Talent to participate in one (1) ongoing collaboration meeting for up to thirty (30) minutes in duration per meeting regarding the Campaign with Bruush representatives via any mutually-agreed remote communication medium by which participants can clearly hear and/or see each other (Skype, Zoom, WebEx, phone etc.) on an as-needed basis on mutually-agreed dates and times subject to Talent’s professional commitments and schedule.

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6.02 Service Days. During the Initial Term, Furnishing Company will cause Talent to provide Bruush with (A) one (1) full service day or two (2) half service days (in each case, to be mutually determined) (each, a “Service Day”) for the purpose of enabling Bruush to produce certain mutually agreed Bruush Content relating to Bruush and for the launch of the Campaign during the first holiday season occurring during the Initial Term (i.e., such holiday season is likely to be November-December 2020, and such Service Day is scheduled to occur on October 31, 2020), and (B) one (1) full Service Day or two (2) half Service Days (in each case, to be mutually determined) for the purpose of enabling Bruush to produce certain mutually agreed Bruush Content relating to Bruush for release of the Campaign during the subsequent holiday season occurring during the Initial Term (i.e., such holiday season is likely to be November-December 2021). One (1) full Service Day shall mean Talent’s services for up to ten (10) consecutive hours duration inclusive of any travel time between locations during the Service Day and time (of no more than two hours in the aggregate) for hair, make-up and/or styling of Talent (“Glam”), meals and reasonable breaks but exclusive of any travel time provided that Talent will not be required to expend more than one (1) hour of ground travel to and from the location of the Service Day and Talent’s then-current location, and one (1) half Service Day shall mean Talent’s services for up to five (5) consecutive hours duration inclusive of any travel time between locations during the Service Day and time (of no more than one hour in the aggregate) for Glam, meals and reasonable breaks but exclusive of any travel time provided that Talent will not be required to expend more than one (1) hour of ground travel to and from the location of the Service Day and Talent’s then-current location. On such Service Days and in each case as mutually agreed, Furnishing Company will cause Talent to permit Bruush or its designee to film, photograph and/or record Talent in order to enable Bruush to photograph, record and produce audio, visual or audio-visual Bruush Content, which may include behind-the-scenes content and photographs (plus a reasonable number of cut-down versions) for use in connection with the Campaign. Bruush will provide Talent with a creative brief as to the content to be captured at any Service Day. The content to be photographed, recorded or filmed and manner in which such content will be photographed, recorded or filmed on any Service Day will be mutually agreed by Bruush and Talent in writing in advance of each Service Day. The Service Days will be on mutually agreed dates, times and locations in the United States or Canada during the Term, and any scheduling of a Service Day will take into account Talent’s professional commitments and availability. Bruush or a Bruush Party shall arrange and coordinate all logistics of such Service Day, including the venue and hiring of a videographer and the photographer, director and/or producer, in each case as approved by Talent, and Bruush will solely be responsible for the costs thereof and all other costs relating to the Service Days. Further, Bruush will be responsible for the travel expenses of Talent as described in Section 6.05. For each Service Day, Bruush shall provide Talent with a first-class private dressing room or area or a private star trailer for his exclusive use, with access to a private bathroom and shower and other customary first-class amenities (including WiFi) and which will be locked, cleaned and restocked daily (the “Dressing Facilities”).

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6.03 Brand Events or Alternate Service Days/Appearances. During each of Year 1 and Year 2 of the Initial Term, Furnishing Company will cause Talent to attend one of the following, as elected by Bruush but subject to Furnishing Company’s approval thereof: (a) one (1) Bruush brand event for up to three (3) consecutive hours duration, (b) one (1) partial service day for creation of additional Campaign content for up to three (3) consecutive hours duration, or (c) one (1) appearance relating to the Campaign (including for the purposes of a media interview) for up to three (3) consecutive hours duration, in each case, exclusive of Glam and mutually agreed travel time on mutually-agreed dates, times and locations in the United States or Canada, and any scheduling of such appearance or service day will take into account Talent’s professional commitments and availability. If Bruush and Talent mutually agree, the brand event or appearance may be an in-person event or a virtual event. At such event, service day or appearance, in each case as mutually agreed, Furnishing Company will cause Talent to permit Bruush or its designee to film, photograph and/or record Talent to produce mutually agreed content. In the event Bruush and Talent mutually agree to a service day pursuant to this Section 6.03, Bruush will provide Talent with a creative brief as to the content to be captured at any such service day. The content to be photographed, recorded or filmed on such service day and the manner in which such content will be photographed, recorded or filmed will be mutually agreed by Bruush and Talent in writing in advance of such service day. Bruush or a Bruush Party shall arrange and coordinate all logistics of such event, service day or appearance (with the logistics of any service day or any media interview, and any event which is centered around Talent (e.g., a Q&A session), to be mutually agreed) and will be responsible for all costs relating to the event, service day or appearance, including, without limitation, the travel expenses set forth in Section 6.05 and reasonable Talent- approved security personnel for Talent. For any service day under this Section 6.03, Bruush shall provide Dressing Facilities. The details for any event or appearance under this Section 6.03, including Talent’s exact services, will be determined in good faith and mutually agreed in advance in writing, and at a minimum, Bruush will provide a private VIP area with exclusive private bathroom access for Talent.

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6.04 Media Interviews. During each of Year 1 and Year 2 of the Initial Term, Furnishing Company will cause Talent to participate in four (4) media interviews with Talent approved media outlets for up to ten (10) minutes in duration for each media interview on mutually agreed dates and times via any mutually-agreed remote communication medium by which participants can clearly hear and/or see each other (Skype, Zoom, WebEx, phone etc.) or if mutually-agreed to be in-person (at a mutually- agreed location) or by email. Additionally, during the Initial Term, Furnishing Company agrees to cause Talent to use good faith efforts to give positive mentions and promote the Campaign in his personal publicity in Talent’s reasonable discretion.

6.05 Travel Expenses. Talent shall not be required to travel to a city outside of Talent’s then-current location in the United States or Canada to provide any services hereunder. In connection with all services rendered by Talent hereunder, Bruush will reimburse Talent for local ground transportation by one (1) private luxury car service for Talent and his representative(s) to and from each service location. Bruush will not be required to reimburse or pay Furnishing Company or Talent for any other travel expenses (including without limitation any air travel or accommodations) with respect to any service day or appearance hereunder unless Talent were to incur such expenses solely for the purpose of traveling for a service day, event or appearance hereunder and such expenses were pre-approved by Bruush in writing.

6.06 Additional Services Terms.

a. The dates, times and locations of all Talent’s services hereunder will be mutually agreed, and scheduling of any such services will take into account Talent’s professional commitments and availability. The location of any in-person appearance, events, Service Day or service day pursuant to Section 6.03 shall be in the United States or Canada.

b. If the Parties agree that b-roll or behind-the-scenes content will be captured during any services hereunder, the following shall apply: Bruush will engage a videographer designated or approved by Talent. Talent will have approval over all set-ups, and such materials will not contain any product interaction or integration without Talent’s prior approval. There will be no behind-the-scenes or b-roll filming until Talent gives verbal consent that he is “camera ready”, and Talent will work proactively with the crew, and the behind-the-scenes or b-roll content will only be filmed at mutually agreed-upon times. For the avoidance of doubt, such footage shall not be filmed while Talent is in hair, makeup, or wardrobe or during meals or other breaks, and there will be no “blooper” footage used unless as otherwise agreed by Talent in writing.

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c. In connection with all photos and video footage of Talent captured in connection with this Agreement, Bruush shall contractually prohibit any photographer or videographer engaged by Bruush or a Bruush Party from using any images or video of Talent without Talent’s prior written consent, and Bruush shall restrict the use of unapproved photography or video recording during the rendition of Talent’s services at any Service Day or service day pursuant to Section 6.03 under this Agreement, including but not limited to, the use of cell phone cameras.

d. There will be no press on set/location during any Service Day or any service day under Section 6.03 without Talent’s written approval prior to any such service day or Service Day.

e. Bruush will provide sample talking points, and upon Talent’s request, hold a briefing session with Talent prior to any interviews, events and appearances at a mutually-agreed time and on a mutually-agreed date.

7.	Social Media Services.

7.01 Talent Posts. During each of Year 1 and Year 2 of the Initial Term, Furnishing Company will cause Talent to publish four (4) so-called permanent/in-grid/in-feed posts and four (4) so-called “story” or ephemeral posts on Talent’s official Instagram, Facebook and Twitter accounts (the “Talent Channels”) to feature and promote Bruush/its products and the Campaign (“Talent Posts”). The Talent Posts may be organic stills, videos, or boomerangs as mutually-agreed and any Talent Post constituting a so-called “story” will have up to two (2) frames.

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7.02 Requirements; Timing; Content. Talent will be permitted to fulfill his requirements of posting across all Talent Channels by syndicating the Talent Post posted on one (1) Talent Channel contemporaneously to the other Talent Channels and such syndicated posts on various Talent Channels will constitute a single Talent Post by Talent for the purposes of this Section 7. For e.g., Talent may post the contents of an Instagram story (i.e., including all frames in such story) to a Facebook story and Twitter post and all such posts will be considered a part of a single Talent Post by Talent hereunder. Each Talent Post shall be unique and distinct from any other Talent Post to be made by Talent hereunder. Per calendar quarterly period of the Term on a mutually-agreed date and time, Talent will publish one (1) Talent Post constituting a so-called permanent or in- grid/in-feed social media post and one (1) Talent Post constituting a “story” or ephemeral post so as to evenly publish such posts throughout the Term and to align with Bruush’s Campaign initiatives and product promotions. Bruush will provide Furnishing Company with drafts of Talent Posts for Talent’s review and approval (which drafts will include any necessary verbiage or disclaimers required by the Federal Trade Commission’s (“FTC”) revised Guides Concerning the Use of Endorsements and Testimonials in Advertising (“Endorsement Guidelines”)) and Talent will create the final Talent Post in his own voice but not inconsistent with the directives, suggested themes, topics or storyboard in any draft Talent Posts provided by Bruush hereunder without mutual agreement. Bruush’s draft posts will contain mutually-agreed hashtags and handles (Talent to make best efforts to include #weBruush and #keepitFRUUSH if included in the draft post provided to Talent) and will comply with the requirements of this Paragraph 7.02 in all respects and any other reasonable instructions provided by Bruush to Talent in writing. At Bruush’s request during the Initial Term, Furnishing Company will use good faith efforts to provide Bruush with reporting metrics (i.e., data analytics, social media post views and impressions numbers) for each Talent Post following any publication thereof, provided that failure to provide such metrics will not be deemed a breach hereof. Furnishing Company will cause Talent to modify or remove any Talent Post, as directed by Bruush, as soon as practicable upon Furnishing Company’s receipt of written notice from Bruush, but in any event no later than twenty-four (24) hours after receipt of such notice if any such Talent Post is in breach of this Agreement, applicable law, policies or regulations of any applicable social media platforms or violates or infringes upon the rights of any third party. Furnishing Company authorizes, and shall not object to any action of Bruush to directly file take-down requests with any platforms for any Talent Posts that is in breach of this Agreement, applicable law, policies or regulations of any applicable social media platforms or violates or infringes upon the rights of any third party. Talent’s use of any content in Bruush’s draft posts will not be deemed to be a breach by Talent hereof, and Talent’s use thereof shall be deemed to be in compliance with the Endorsement Guidelines.

7.03 Disclosure Obligations. In public statements made by Talent regarding the Campaign under this Agreement (if applicable), Furnishing Company shall cause Talent to clearly and conspicuously disclose his relationship to Bruush in a mutually agreed manner and will at all times truthfully represent the nature of Talent’s professional relationship with Bruush and the means by which Talent obtained and used any Bruush products (including free products). Furnishing Company will cause Talent to execute the FTC Endorsement Guidelines Certificate attached hereto as Exhibit B comply during the Term with Bruush’s most-current reasonable talent guidelines or policies that are provided to Talent in writing in connection with the Campaign. Drafts of Talent Posts provided by Bruush to Talent hereunder will be in compliance with this Paragraph 7.03.

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7.04 Bruush Posts. During the Term, subject to Talent’s approval rights set forth below, Bruush will have the right to (a) create its own social media posts for use on its official owned and Bruush branded social media platforms including without limitation Bruush’s Instagram, Facebook, Twitter, Pinterest, LinkedIn, YouTube and TikTok pages or channels (the “Bruush Platforms”) concerning the Campaign and Talent’s role in the Campaign; and (b) re-post, re-gram, re-tweet or share all Talent Posts relating to the Campaign, one time per Talent Post, on the Bruush Platforms during the Term (except during the final month of the term unless Bruush is running a current, mutually agreed, holiday season Campaign hereunder and such final month is November or December in which case such posting is permissible in the final month) (the “Shared Posts”). Bruush will obtain Furnishing Company’s prior written approval on all posts made by Bruush featuring Talent, including any hashtags or handles in such post (such approval not to be unreasonably withheld or delayed). Bruush shall not “whitelist” Talent Posts, which, for clarity, means that Bruush shall not have the right to boost, or “promote” the Talent Posts, or the Shared Posts with paid media. Bruush will have the right to boost, promote or put paid media behind Bruush’s original social media posts (but not, for the avoidance of doubt, the Shared Posts) during the Term, provided that: (i) Bruush will be permitted to tag Talent or link back to Talent’s social media accounts in any such posts as approved by Talent, and (ii) Talent shall have approval over any direct or intentional targeting of Talent’s “followers” or “followers” of Talent’s projects (e.g., followers of “Irresponsible,” “Jumanji,” “Cold as Balls,” “Die Hart,” etc.) in each instance.

8.	Bruush Usage Rights.

8.01 During the Initial Term, Bruush and Talent shall mutually agree on the content featuring Talent and/or using Talent Attributes or Talent Content for the Campaign to be created by or on behalf of Bruush hereunder (the “Campaign Assets”) and the manner in which each Campaign Asset may be used hereunder. Subject to approval over each Campaign Asset and its particular use, Bruush will have the right, at its cost, (a) to advertise, market and promote its association with the Talent solely in connection with the Campaign in the Territory, and (b) to use the approved Campaign Assets, which may include, in each case if and as approved by Talent, Talent Attributes, Talent Content and Bruush Content, to advertise and promote the Campaign in the Territory through (i) digital media or online media (including pre-roll, mid-roll or other ads on YouTube) and/or on Bruush owned and/or controlled Bruush-branded websites (including without limitation email to opt-in users only) and in Talent-approved voice over ads featuring Talent in Talent-approved third party podcasts; (ii) social media advertising, including any organic social media posts made by Bruush regarding the Campaign, as permitted by Section 7.04 above or paid social media advertising on Bruush Platforms as permitted hereunder; and (iii) the dissemination of editorials and other public relations materials (including without limitation the Press Release, images on wire and any earned media assets). All content or materials containing any Talent Attributes or Talent Content will require written approval by Furnishing Company prior to any use by Bruush. Following the Term, Bruush shall be entitled to use any Talent-approved Bruush Content created hereunder for the Campaign for internal, non-public archival purposes, and internal non-public corporate uses in perpetuity.

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8.02 Notwithstanding anything to the contrary, there shall be no use hereunder of any material which contains Talent Content or Talent Attributes as follows: (i) banner ads, pop-ups, pop-unders, page takeovers, SMS blasts and media which has spam-like qualities (e.g., is interruptive, unwanted and intrusive), (ii) out-of-home (OOH), (iii) in- store, (iv) point-of-sale, (v) co-promotions, co-packaging or third-party commercial tie- ins, provided that Bruush may distribute Talent-approved voice over ads featuring Talent in the Campaign in connection with third party podcasts as approved by Talent, (vi) hang tags, bags, labels, cut-outs (including life-size cut outs), catalogues, mailers, and packaging, (vii) in-cinema, (viii) traditional television and “digital television” (i.e., as pre- roll or mid-roll commercials or in other paid placements within digital television programming (e.g., on Hulu, cbs.com, tvland.com, comedycentral.com, etc.), (ix) in tabloid or gossip publications or websites or other publications or websites that are controversial in nature (e.g., that are sexually or politically oriented), (x) in the form of leaflets, flyers or wild postings, or (xi) (except as otherwise pre-approved by Talent in writing) as an endorsement or advertisement of any other product, brand, service or cause. In addition, for the sake of clarity, Bruush may not use Talent Attributes in any paid search keywords without Talent’s approval. Any materials containing Talent Attributes created hereunder which are provided to press will be provided only to mutually approved media outlets.

8.03 For the avoidance of doubt, Bruush shall not have the right to use or repost any materials containing Talent Content or Talent Attributes after the Term, and Bruush shall be obligated to remove any such materials from its website and any other websites owned or controlled by Bruush. Both during and after the Term, Bruush shall use reasonable good faith efforts to prevent any unauthorized uses of materials containing Talent Content or Talent Attributes created and distributed by Bruush hereunder.

8.04 There will be no use of Talent look-alikes or sound-alikes, Talent dubbing or doubling, without Talent’s written approval, and there will be no references to discounts, pricing information or sales in any materials containing or sections of any websites displaying Talent Attributes.

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9.	Intellectual Property; Approvals.

9.01 Licenses to Bruush. Furnishing Company, on behalf of itself and Talent, hereby grants to the Bruush Parties a fully-paid, royalty-free, license during the Initial Term and in the Territory, to use the Talent Attributes and Talent Content solely in the approved Campaign Assets in connection with the Campaign-related activities as expressly set forth in this Agreement, or as otherwise expressly approved by Furnishing Company pursuant to this Agreement. Unless otherwise expressly stated herein, such license is non-exclusive. For the avoidance of doubt, Furnishing Company will have the right to approve all uses of the Talent Attributes and Talent Content by the Bruush Parties, and such approval must be obtained prior to any use. In all cases, the Talent Attributes and Talent Content may only be used as part of the Campaign as expressly provided herein. Any use by a Bruush Party of any of the Talent Attributes will be accompanied by proprietary notices designated by Furnishing Company. Bruush acknowledges and agrees that the Talent Attributes and Talent Content, and the goodwill represented thereby are owned and controlled by the applicable Talent Party or Talent (as applicable) and that neither this Agreement nor the performance hereof by any Party hereto will give a Bruush Party any ownership or proprietary interest therein. All uses of the Talent Attributes and Talent Content under this Agreement will inure solely to the benefit of the applicable Talent Party or Talent (as applicable).

9.02 Bruush Marks. Bruush hereby grants to Furnishing Company and Talent, a fully-paid, royalty-free, license during the Initial Term and in the Territory, to use the Bruush Marks and if applicable any Bruush Content solely in connection with Talent Posts and other Campaign-related activities and materials as expressly set forth in this Agreement, or as otherwise expressly approved by Bruush pursuant to this Agreement. Unless otherwise expressly stated herein, such license is non-exclusive. Any use by Furnishing Company or Talent of any of the Bruush Marks will be subject to Bruush’s prior review and written approval and will be accompanied by proprietary notices as designated by Bruush. Furnishing Company acknowledges and agrees that the Bruush Marks and the goodwill represented thereby are owned and controlled by Bruush or a Bruush Party, and that neither this Agreement nor the performance hereof by any Party hereto will give a Talent Party or Talent any ownership or proprietary interest therein. All uses of the Bruush Marks under this Agreement will inure solely to the benefit of the applicable Bruush Party.

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9.03 Ownership.

(a) Furnishing Company agrees that the applicable Bruush Party will retain all intellectual property rights (including without limitation, all copyrights, trademarks and trade secret rights) embodied in, or applicable to, any and all of the Bruush Marks and Bruush Content (subject to, and excluding to the extent of, Furnishing Company and/or Talent’s ownership rights in Talent Attributes and Talent Content contained therein) and no change in the ownership of such Bruush Marks and Bruush Content will be affected by this Agreement. All rights and licenses not expressly granted by Bruush to Furnishing Company and/or Talent in respect of the Bruush Marks and Bruush Content, or otherwise, under this Agreement, are hereby reserved to Bruush. Except as expressly stated in this Agreement, no exclusive rights or licenses are granted by Bruush to Furnishing Company or Talent under this Agreement. Upon the termination or expiration of this Agreement, and except as set forth in this Agreement, all rights and licenses granted by Bruush to Furnishing Company or Talent hereunder will immediately terminate provided that if the Agreement expires Furnishing Company or Talent may but will not be required to remove any Talent Posts made by Talent during the Initial Term unless instructed to do so in writing by Bruush and provided further that if the Agreement is terminated during the Initial Term, Furnishing Company or Talent will remove any Talent Posts made by Talent during the Initial Term.

(b) Bruush agrees that the applicable Talent Party and/or Talent (as applicable) will retain all intellectual property rights (including without limitation, all copyright, trademark and trade secret rights) embodied in, or applicable to, any and all of the Talent Attributes and Talent Content, and no change in the ownership of such Talent Attributes and Talent Content will be effected by this Agreement. All rights and licenses not expressly granted by Furnishing Company to Bruush Parties in respect of the Talent Attributes and Talent Content or otherwise, under this Agreement, are hereby reserved to the applicable Talent Party and/or Talent. Except as expressly stated in this Agreement, no exclusive rights or licenses are granted by Furnishing Company or Talent under this Agreement. Upon the termination or expiration of this Agreement, and except as set forth in this Agreement, all rights and licenses granted by the Talent Parties or Talent to Bruush Parties under this Agreement, will immediately terminate.

9.04 Approvals. All approvals from Furnishing Company and Talent must be obtained in writing and will be requested by email from Wayne Brown or his designee in writing hereafter. Furnishing Company will use best efforts to respond to all requests for approval within five (5) business days (or a shorter time period for urgent requests as will be indicated in the Approval Request) from receipt thereof. All approvals from Bruush will be requested by email from Aneil Manhas or any other person(s) identified by Bruush hereafter. Notwithstanding anything herein to the contrary, Bruush agrees to submit to Furnishing Company for its written approval and review (each an “Approval Request”) all materials containing any element of Talent Attributes or Talent Content prior to use of the same. Furnishing Company’s approval shall not be unreasonably delayed or withheld and will be exercised reasonably and not in any manner to circumvent or frustrate the intent and purpose of the Agreement. In the event Furnishing Company disapproves of any Approval Request, Bruush shall have the opportunity to re-submit an Approval Request to Furnishing Company.

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Notwithstanding anything to the contrary and without limitation of approval rights set forth elsewhere in this Agreement, Furnishing Company or Talent shall have the right to approve the following relating to the Campaign or any Campaign Assets:

a. any celebrity or on-camera talent appearing in the Campaign Assets with Talent or otherwise as part of the Campaign provided that for the avoidance of doubt, neither Furnishing Company nor Talent will have the right to approve any talent appearing in Bruush’s other promotional campaigns during the Term;

b. the concepts of all Campaign Assets created hereunder;

c. all talking points in connection with Talent’s services;

d. all directors, photographers and videographers (including any BTS/b-roll photographers/videographers);

e. all key creative of Campaign Assets, including scripts and storyboards;

f. the “look” of Talent’s hair, makeup and wardrobe;

g. the rough cuts and final cuts of all Campaign Assets, including any lifts, tags, edits and cutdowns, provided Bruush agrees that all Campaign Assets, as produced, will conform in all material respects to the Talent-approved scripts and story- boards (if any) in connection therewith, unless the parties have mutually agreed to any material deviations from such approved scripts and story-boards;

h. all still photographs and non-photographic likenesses of Talent used hereunder (including any retouching or other modification in any noticeable manner after Talent’s initial approval of such materials);

i. the “layouts” of all photographs and any print materials;

j. the copy, images and footage of all social media posts that include Talent Attributes or Talent Content;

k. all BTS and b-roll footage which include or reference Talent Attributes;

l. any product interaction;

m. all media outlets; and

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n. for the avoidance of doubt, Talent will have the right to approve each use of Talent’s name (including in the Press Release, social media posts and all “tags” and “mentions” of Talent’s social media accounts), voice, image (including screen grabs and moving images (e.g., GIFs)), likeness, biography, and quotes attributed to Talent, in each instance.

9.05 Talent’s Designation. With respect to hair, make-up, wardrobe and security personnel, Bruush will hire the persons designated by Talent, and Bruush will hire a videographer designated or approved by Talent, for all Service Days (including any service day under Section 6.03), events and appearances. Bruush shall provide wardrobe for the Service Days (including any service day under Section 6.03) as approved by Talent.

10.	Termination.

10.01 Early Termination for Breach. In addition to all other remedies available at law or in equity, either Party may terminate this Agreement if the other Party breaches any of its material representations, warranties, obligations, covenants or agreements hereunder, and, if such breach is capable of being cured, is not cured within fifteen (15) calendar days following receipt of written notice thereof from the non-breaching Party (five (5) business days if the breach is non-payment).

10.02 Early Termination for Morals Clause/Disparagement. Furnishing Company acknowledges that Talent’s actions and behavior may affect the value of Talent’s endorsement of Bruush and negatively impact Bruush. In addition to all other remedies available at law or in equity, Bruush will have the right to terminate this Agreement on written notice to Furnishing Company if, (i) Talent is charged with or indicted for or convicted of any felony crime involving moral turpitude or Talent has committed or commits an act inconsistent with Talent’s persona which brings Talent into public disrepute, contempt, or scandal, provided that the foregoing will not apply to any act which is already a matter of public record as of the Effective Date and before any termination, Bruush shall first discuss its concerns with Talent and accord Talent a reasonable opportunity to cure such conduct (e.g., through a retraction, clarification and/or apology); (ii) Talent publicly disparages Bruush or the Campaign; and (iii) Talent is unable to perform services at any service day (including the Service Days), event or press obligations or other appearances set forth herein because Talent is intoxicated or under the influence of drugs. In addition to all other remedies available at law or in equity, Furnishing Company shall have the right to terminate this Agreement on written notice to Bruush if, (a) Bruush (or any of Bruush’s C-suite executives) are charged with or indicted for or convicted of any felony crime involving moral turpitude or any of Bruush’s C-suite executives have committed or commits an act which brings Bruush into public disrepute, contempt, or scandal, or (ii) Bruush (or any C-suite executive) publicly disparages Furnishing Company or Talent or any of Talent’s projects.

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10.03 Early Termination Due to Force Majeure. In the event that a Service Day or service day pursuant to Section 6.03, event or appearance that has been scheduled is subsequently cancelled due to a Force Majeure Event (as set forth in Section 15.05), Furnishing Company/Talent and Bruush will use good faith efforts to reschedule such services or find a mutually agreeable substitute service day, event or appearance by Talent during the Initial Term. If Furnishing Company/Talent and Bruush are unable to reschedule services for a Service Day, service day pursuant to Section 6.03, event or appearance that has been scheduled or find a mutually agreeable substitute activity during the Initial Term and as a result it becomes impossible for either Party to comply with the terms and conditions of this Agreement or fulfill its obligations under this Agreement, then each Party hereto will have the right to terminate this Agreement upon written notice to the other Party. Notwithstanding anything to the contrary contained herein, neither Party will have the right to terminate this Agreement for a Force Majeure Event (i) after the completion of the Service Day referenced in Section 6.02(A) but prior to the Service Day referenced in Section 6.02(B) unless the Force Majeure Event in question is Talent’s death or Disability, and (ii) provided that the Agreement has not been terminated by any Party as permitted herein prior to the completion of the Service Day referenced in Section 6.02(B), neither Party will have the right to terminate this Agreement for a Force Majeure Event after the completion of the Service Day referenced in Section 6.02(B) other than if the Force Majeure Event in question is Talent’s death. “Disability” means Talent suffering from any long-term or permanent injury, infirmity or incapacity that renders Talent to be unable to effectively perform Talent’s services for the Service Day referenced in Section 6.02(B) hereunder within a time frame that would enable Bruush to release mutually-agreed Campaign Assets to be captured on such Service Day referenced in Section 6.02(B) and launch the Campaign during a holiday season occurring during the Initial Term (i.e., in 2021 or 2022).

10.04 Consequences of Termination.

a. The early termination of this Agreement by either Party shall not relieve (i) either Party of its indemnification, confidentiality or other obligations hereunder that are intended to survive any termination of this Agreement, (ii) Bruush of its obligations to reimburse Furnishing Company for any approved, non-refundable costs Bruush is responsible for reimbursing hereunder and that have been incurred as of the date of termination and for covering Bruush’s own costs and costs Bruush is responsible for as set forth in this Agreement, including without limitation Gift-Related Taxes under Paragraph 4.05, the costs of any Service Day or hiring of Talent’s designated or approved personnel, and (iii) subject to Sections 10.04(c) and 10.04(d), Bruush from making payment of the Fee and Royalties that have vested and/or accrued to Furnishing Company as of the effective date of termination as set forth herein.

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b. Upon the termination or expiration of the Term of this Agreement for any reason (i) Bruush will, and will cause the Bruush Parties to, cease all uses and exploitation of the Campaign Assets, Talent Attributes and Talent Content and will be obligated to remove all Campaign Assets and materials containing Talent Attributes and/or Talent Content from any Bruush owned or controlled websites; (ii) Furnishing Company will cease using (and will cause Talent to cease using) the Bruush Marks and Bruush Content (except to the extent incorporated into the Talent Posts); and (iii) neither Party shall have any further obligations with respect to this Agreement, except for any provisions hereof which provide for survival after termination or expiration of the Term of this Agreement. In the event the Term expires (as opposed to termination of this Agreement for any reason), Bruush will not be required to take down any social media posts containing Talent Attributes or Talent Content from its historical timelines on its social media channels (provided that such posts were posted in accordance with the terms of this Agreement during the Term), provided that Bruush will not repost, promote, “boost”, or otherwise publicize or interact with such materials from their existing state on Bruush’s social media sites. Notwithstanding anything to the contrary, in the event this Agreement has been terminated for any reason (as opposed to expiration of the Term), Bruush shall be obligated to remove all materials and all uses of Talent Attributes and Talent Content, from all Bruush owned and/or controlled media, including without limitation, any Bruush social media accounts.

c. In the event of a termination as set forth herein, the amount of the Fee and Royalties payable to Furnishing Company and the Class B Shares or Class B Options to which Talent or Talent’s designated entity would be entitled, as applicable, shall be determined as set forth in this subsection 10.04(c). In the event the Term is terminated by Furnishing Company pursuant to Section 10.01 or Section 10.02: (i) Furnishing Company shall be entitled to the full amount of the Fee, and Bruush shall promptly pay any unpaid portion thereof, (ii) Bruush shall pay Furnishing Company any unpaid Royalties which have accrued or continue to accrue during the royalty period in which the termination occurs, and (iii) all Class B Shares that have not been issued as of the effective termination date or Class B Options that have not been granted as of the effective termination date, as applicable, shall be deemed to have been issued or granted, as applicable. In the event the Term is terminated by Bruush pursuant to Section 10.01 or Section 10.02 or if either Party terminates pursuant to Section 10.03, Furnishing Company shall be entitled to the Vested Fee, Vested Royalties and Vested Class B Shares or Vested Class B Options, as applicable as set forth in Paragraph 10.04 (d) below and Furnishing Company shall promptly refund any unvested portion of the Fee to Bruush.

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d. The Fee shall vest as follows: (i) fifty percent (50%) of the Initial Installment shall vest on completion of the Service Day referenced in Section 6.02(A), (ii) twenty-five percent (25%) of the Initial Installment shall vest on the First Air Date, (iii) twenty-five percent (25%) of the Initial Installment shall vest equally over Year 1 of the Initial Term (i.e., to determine such vested amount, an amount equal to 25% of the Initial Installment will be multiplied by a fraction, the numerator of which will be the number of days that have elapsed in Year 1 of the Initial Term and the denominator of which will be the total number of days in Year 1 of the Initial Term), (iv) twenty-five percent (25%) of the Second Installment shall vest on the Year 2 Commencement Date if such date occurs prior to the Service Day referenced in Section 6.02(B), (v) fifty percent (50%) of the Second Installment shall vest on completion of the Service Day referenced in Section 6.02(B) provided that if such Service Day occurs prior to the Year 2 Commencement Date seventy- five percent (75%) of the Second Installment shall vest on completion of the Service Day referenced in Section 6.02(B), and (vi) twenty-five percent (25%) of the Second Installment shall vest equally over Year 2 of the Initial Term (i.e., to determine such vested amount, an amount equal to 25% of the Second Installment will be multiplied by a fraction, the numerator of which will be the number of days that have elapsed in Year 2 of the Initial Term and the denominator of which will be the total number of days in Year 2 of the Initial Term). The aggregate vested amount of the Fee as set forth in this Section 10.04(d) shall be referred to as the “Vested Fee.” Royalties for each applicable calendar quarter shall vest upon the commencement of each such calendar quarter (such vested Royalties, the “Vested Royalties”). The Class B Shares shall be deemed to have been issued (such issued shares, the “Class B Vested Shares”) or the Class B Options shall be deemed to have been vested (such vested options, the “Class B Vested Options”) in accordance with a mutually-agreed issuance or vesting schedule to be negotiated in good faith and as set forth in the Equity Documents.

10.05 Survival. In the event of the expiration or termination of the Term of this Agreement for any reason, all definitions will survive, along with any other provisions that by their nature or language are intended to survive, including without limitation, Sections 9, 10, 11, 12, 13, 14 and 15 hereof.

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11.	Representations and Warranties.

11.01 Parties Representations and Warranties. Each Party represents and warrants to the other Party that: (i) it has the full right, power and authority to enter into and to perform this Agreement; (ii) the performance of this Agreement is not a violation of any other agreement to which it is a party or by which it is bound; and (iii) in the performance of such Party’s obligations pursuant to this Agreement and in connection with the Campaign, such Party will not violate any applicable federal, state or local statutes, rules, regulations, ordinances, court orders or other laws.

11.02 Furnishing Company Representations and Warranties. Furnishing Company represents and warrants to Bruush that (i) none of the Talent Attributes, Talent Content, or other deliverables provided or licensed by Furnishing Company or Talent pursuant to this Agreement will violate or infringe upon any copyrights or, to the best of Furnishing Company’s knowledge, any other common law or statutory rights of any third party, including contractual rights, trademark rights and rights of privacy or publicity, or will defame any third party; (ii) subject to the terms of Paragraph 7.02 above, Furnishing Company and Talent will comply with all FTC regulations and guidelines (including, without limitation, the Endorsement Guidelines) as well as any applicable Talent Channel policies and procedures throughout the Term. Furnishing Company’s or Talent’s breach of subsection (ii) of this Section 11.02 will be deemed a material breach by Furnishing Company and Talent of this Agreement. Notwithstanding anything to the contrary, the foregoing representations and warranties of Furnishing Company will apply regarding the Talent Posts only to the extent of Talent’s original contributions and/or edits to such Talent Posts.

11.03 Bruush Representations and Warranties. Bruush represents and warrants to Furnishing Company that none of the Bruush Marks, Bruush Content, or other deliverables, including with limitation the Campaign Assets (or portions thereof other than portions added or provided by, or on behalf of, Furnishing Company, Talent or a Talent Party) or any other materials created in connection with the Campaign, or the exploitation or use thereof by Furnishing Company or Talent (or any of their respective affiliates) in accordance with the terms of this Agreement, will violate or infringe upon any copyrights, or to the best of Furnishing Company’s knowledge common law or statutory rights of any third party, including contractual rights, , trademark rights and rights of privacy or publicity, or will defame any third party. Bruush further represents and warrants that: (a) it shall comply with all applicable laws, rules, regulations, orders and ordinances in the performance of its obligations under this Agreement, including but not limited to the Endorsement Guidelines, (b) any postings submitted by Bruush relating to the Campaign containing Talent Attributes or Talent Content on any social media or other web or mobile platforms in connection with this Agreement will comply with the terms of use and other policies of that site or platform, and (c) the design, manufacture, packing, packaging, labeling, distribution, sale, advertising, marketing and promotion by Bruush of its products and services do not violate any laws or any copyrights, or to the best of Furnishing Company’s knowledge any common law or statutory rights of any third party.

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12. Insurance. Throughout the Term, Bruush will maintain, at its sole cost, general liability and product liability and errors and omissions insurance policies, with a high rated (A-level) insurance carrier. Furnishing Company and Talent shall be named as additional insureds on such policies. Such insurance coverage shall provide worldwide general commercial liability insurance and errors and omissions insurance in connection with Bruush’s activities under this Agreement, including product liability coverage, with limits of not less than Five Million Canadian Dollars (CAD$5,000,000) single occurrence and aggregate limits, and include the defense of lawsuits covered by such insurance brought worldwide. All insurance coverage herein shall be “occurrence based” policies and shall be primary, non-contributory and shall provide for no right of subrogation. All such insurance coverage herein shall provide Furnishing Company with at least thirty (30) days prior written notice of cancellation or material modification thereof. Bruush shall deliver a certificate of such insurance to Furnishing Company within ten (10) business days of the execution of this Agreement. Nothing contained in this Section 12 shall be deemed to limit in any way Bruush’s indemnification obligations herein.

13.	Indemnification and Limitations.

13.01 By Furnishing Company. Furnishing Company hereby agrees to indemnify and hold harmless, in accordance with the other terms of this Section 13, any and all Bruush Parties and all of their respective employees, officers, directors, managers, members, shareholders, successors and permitted assigns (each, a “Bruush Indemnity Party”), from and against any and all third party claims and all resulting damages, liabilities, costs and expenses whatsoever (including reasonable outside attorneys’ fees) (collectively, “Third Party Claims”), arising out of or relating to: (a) any breach by Furnishing Company or Talent (each a “Talent Indemnity Party”) of any of the warranties, representations, covenants or agreements hereunder; and (b) any intentionally tortious acts or gross negligence of a Talent Indemnity Party related to Talent’s services rendered pursuant to this Agreement or any intentionally tortious acts or gross negligence of Talent’s representative who accompanies Talent to any Service Day, service day or appearance hereunder.

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13.02 By Bruush. Bruush hereby agrees to indemnify, defend and hold harmless, in accordance with the other terms of this Section 13, the Talent Parties (and each of them), Talent and all of the respective employees, officers, directors, members, managers, shareholders, successors and permitted assigns of the foregoing parties, and Talent’s heirs, executors, and administrators from and against any and all Third Party Claims arising out of or relating to: (a) any breach by a Bruush Indemnity Party of any of the warranties, representations, covenants or agreements hereunder, (b) any intentionally tortious acts or gross negligence of a Bruush Indemnity Party related to Bruush’s obligations under this Agreement; (c) any Bruush Content and Bruush promotion hereunder including, without limitation, publicity, press releases, marketing, or other promotions prepared or released by or on behalf of Bruush and/or a Bruush Party other than to the extent the claim substantially relates to rights granted by Furnishing Company or Talent to Bruush hereunder or materials supplied by Furnishing Company or Talent to Bruush, Talent Attributes or Talent Content if used in accordance with this Agreement;

(d) loss, personal injury, death or property damage suffered by any person or entity at an appearance, service day or other Bruush event, but solely to the extent such Third Party Claims arise as a result of the intentionally tortious acts or gross negligence of a Bruush Indemnity Party; (e) otherwise in connection with the development, production, advertising, distribution, exploitation or other usage of the Campaign Assets or other materials created in connection with the Campaign (other than to the extent covered by Furnishing Company’s indemnification obligations above); and (f) use of any of Bruush’s products or services.

13.03 General Terms. The persons and entities entitled to be defended and/or indemnified under this Section 13 (individually and collectively referred to as the “Indemnitee”) shall promptly inform the indemnifying party under the applicable Section (individually and collectively referred to as the “Indemnitor”) of each Third Party Claim with respect to which the Indemnitee is entitled to be indemnified. Furnishing Company and Talent will reasonably cooperate with Bruush in connection with the defense of any such claim (provided, however, that the Indemnitee shall have the opportunity to participate in the defense of such claim with counsel of its choice).

13.04 EXCLUSIONS. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS AS SET FORTH ABOVE AND CLAIMS OF BREACH OF CONFIDENTIALITY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, ITS PARENTS, SUBSIDIARIES, OR AFFILIATES, OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES, CONTRACTORS, REPRESENTATIVES OR AGENTS, FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, INCLUDING LOSS OF PROFIT OR GOODWILL, OR FOR PUNITIVE OR EXEMPLARY DAMAGES, REGARDLESS OF WHETHER THE PARTIES KNEW, OR SHOULD HAVE KNOWN, THAT SUCH DAMAGES WERE POSSIBLE.

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14.	Confidential Information.

14.01 Definition. Furnishing Company on the one hand, and Bruush, on the other hand, acknowledges that in performing under this Agreement, it may gain access to confidential private or business information belonging to the other Party (or Talent), including but not limited to product information, technical and commercial information, business plans and strategies, marketing and promotion plans and strategies, social media plans and strategies, personal information of Talent, customer lists, marketing surveys and data, marketing research, business and financial information, data pertaining to the substantiation, creation or evaluation of advertising, pricing, packaging specifications, information embodying product concepts, designs, development, improvements and packaging, and production volumes both current and forecasted (the “Confidential Information”) and that such Confidential Information may contain trade secrets or other proprietary information of the disclosing Party or Parties. Accordingly, when any Party (the “Receiving Party”) receives or accesses Confidential Information from or of the other Party (the “Disclosing Party”) the Receiving Party will, both during the Term and after the Term; (a) maintain the Confidential Information received from the Disclosing Party in strict confidence; (b) not disclose the Confidential Information from the Disclosing Party to any third party without the Disclosing Party’s prior written approval, subject to Section 14.02 below; and (c) not use the Confidential Information received from the Disclosing Party for any purpose other than for the purposes permitted by this Agreement. The Receiving Party will take reasonable measures to prevent the unauthorized use or disclosure of such information by persons or parties under its control or direction, which measures, in any event, will be no less stringent than the measures taken by the Receiving Party to protect its own confidential and proprietary information of a similar nature. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to those of its officers, directors, employees, contractors, attorneys, accountants, agents and managers who have a need to know such Confidential Information for the purposes of enabling a Party to perform its obligations under this Agreement. The Receiving Party undertakes to ensure that such officers, directors, employees, contractors, attorneys, accountants, agents, managers and other professional representatives are bound by confidentiality and non-disclosure obligations with respect to such Confidential Information that are no less strict than the confidentiality obligations set forth in this Section 14.01. Neither Party will intentionally disclose Confidential Information to the other Party (or to Talent) unless such information is necessary for the other Party to fulfill its obligations hereunder. All Confidential Information provided to a Receiving Party shall be returned to the Disclosing Party (or destroyed) promptly after the end of the Term upon written request from the Disclosing Party therefor.

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14.02 Required Disclosures. A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by applicable law or by order of a governmental agency or court of competent jurisdiction, provided that the Receiving Party notifies the Disclosing Party promptly after becoming aware of its obligation to make such disclosure (and prior to any such disclosure) and cooperates with the Disclosing Party in any efforts to seek a protective order or otherwise to challenge or limit such disclosure. In addition, a Receiving Party may disclose Confidential Information to a court in order to enforce such Party’s rights under this Agreement, provided that such Party uses good faith reasonable efforts to obtain a protective order from the court covering the disclosed Confidential Information.

14.03 Exceptions. The obligations contained in this Section 14 will not apply, or will cease applying, as the case may be, to specific Confidential Information to the extent that: (a) it is publicly known at the time of disclosure to the Receiving Party or, at the time of an alleged breach hereof, has become publicly known other than as a result of any act or failure to act on the part of the Receiving Party; (b) it was rightfully in the Receiving Party’s possession prior to its confidentiality obligations hereunder; (c) at the time of an alleged breach hereof, it had been obtained from a third party not under any confidentiality, fiduciary, or similar obligation; or (d) at the time of an alleged breach hereof, it had been independently developed by persons without reference to any Confidential Information.

15.	Miscellaneous.

15.01 Notices. All notices, requests, demands or other communications under this Agreement must be in writing in order to be effective, and will be deemed to have been duly given or made: (a) on the date delivered in person; (b) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail or Canada Postal Services, with return receipt requested; (c) if sent by FedEx, U.P.S. Next Day Air, or other internationally recognized overnight courier service, with service charges or postage prepaid, on the next business day after delivery to the courier service (if sent in time for and specifying next day delivery); or (d) via email (with receipt confirmed). In each case, such notices, requests, demands, and other communications will be sent to a Party at its address as set forth below or such other address as such Party may provide for such purposes from time to time in writing by notice given as provided herein:

If to Bruush:

Bruush Oral Care Inc.

#403 – 1155 Mainland Street

Vancouver, BC V6B 5P2 Canada

Attention: Aneil Manhas

Email:

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With a copy to:

Serling Rooks Hunter McKoy Worob & Averill, LLP

119 Fifth Avenue, 3rd Floor

New York, NY 10003

Attention: Laxmi Vijaysankar, Esq.

Email:

If to Furnishing Company or Talent:

K. Hart Enterprises, Inc.

With a copy to:

ROCNATION

540 West 26 Street

New York, NY 10001

Attn: Andrew Eiger

Email:

Schreck Rose Dapello Adams Berlin & Dunham LLP

888 Seventh Avenue, 19th Floor

New York, NY 10106

Attn: James S. Adams, Esq. and Liza Montesano, Esq.

Email:                             and

All payments to Furnishing Company shall be sent via wire

transfer as provided herein, with confirmation sent to

I Work 4 U Entertainment

15910 Ventura Blvd., Suite 1701

Encino, CA 91436

Attn: Leland Wigington

Email:

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Notwithstanding the foregoing, any communications regarding requests for approval or for scheduling purposes hereunder may be made via email pursuant to Section 9.04 hereof.

15.02 Independent Contractors. The relationship between Furnishing Company and Bruush (or between Bruush and Talent) will at all times be that of independent contractors and nothing contained herein will render or constitute such Parties as joint venturers, partners, franchisees, or agents of the other Party, nor will such Party hold itself out to third parties contrary to the foregoing.

15.03 Severability. In the event that any provision of this Agreement shall be held illegal or otherwise unenforceable, such provision shall be severed and the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect. The Parties agree to replace the legally invalid provision, if possible, by an effective provision whose economic effect is as similar as possible to the original provision, and the Parties agree that this new provision will be deemed to have been agreed upon from the time when the original provision became invalid.

15.04 Cumulative Remedies. No remedy made available hereunder is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and in addition to any other remedy hereunder or now or hereafter existing at law, in equity, by statute, or otherwise.

15.05 Force Majeure. Neither Party will be deemed in breach of its obligations hereunder if performance thereof is delayed or becomes impossible or impractical by reason of acts of God, epidemic, failure of public transportation, actions, directives or recommendations by governmental authority (whether valid or invalid), fires, terrorist acts, explosions, riots, floods, earthquakes, windstorms or other natural disasters, wars, embargo, sabotage, or labor strikes, or other similar causes or events beyond on a Party’s reasonable control (such cause or event, a “Force Majeure Event”); provided, however, that such Party notifies the other Party as soon as is reasonably practicable after discovery of such Force Majeure Event and uses its commercially reasonable efforts to minimize the effects of such Force Majeure Event and to resume performance as soon as practicable. Without limiting the generality of the foregoing, the parties acknowledge that the effect of the current COVID-19 pandemic is unpredictable and may impair a Party’s ability to perform its obligations hereunder but the Parties agree to use their commercially reasonable efforts to satisfy their respective obligations hereunder to the best of their respective abilities during the COVID-19 pandemic and the Parties will not use the COVID- 19 pandemic to circumvent the spirit and purpose of this Agreement.

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15.06 Assignment. Neither Party will assign this Agreement, nor any of the rights or obligations granted to it pursuant to this Agreement, in whole or in part without the prior written consent of the other Party provided however that Bruush shall have the right to assign this Agreement together with its obligations hereunder solely to any affiliate of Bruush, provided that such affiliate assumes all Bruush’s obligations in writing and Bruush remains secondarily liable. Any purported assignment in violation of the foregoing will be deemed null and void without force or effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

15.07 Waiver. If either Party waives any breach or default by the other Party, such waiver will not constitute a waiver of any subsequent breach or default. If a Party resorts to any remedy or remedies, such resort will not limit that Party’s right to resort to any and all other legal and equitable remedies that are available to that Party. A Party’s failure to enforce any provision of this Agreement or to exercise any of its rights or remedies will not constitute a waiver of such Party’s other rights or any of such other Party’s obligations. For the avoidance of doubt, Bruush shall not be under any obligation to actually use or avail of any of the benefits or deliverables that are or may be provided by Furnishing Company or Talent to Bruush hereunder or to otherwise exercise any of the rights granted to Bruush or Bruush Party hereunder.

15.08 Entire Agreement. This Agreement together with the SAG-AFTRA Agreement and Exhibit A-1(which includes the exhibits attached hereto which are hereby incorporated by reference) contains the entire understanding and complete agreement of the Parties with respect to the subject matter hereof, and all understandings and agreements previously reached between the Parties, are superseded by this Agreement. No amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and executed by an authorized representative of each Party.

15.09 Examples; Headings. Whenever examples are used in this Agreement with the words “including,” “for example,” “e.g.,” “such as,” “etc.” or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof. The headings contained in this Agreement are for reference only and will not affect the meaning of any of the provisions of this Agreement.

15.10 Governing Law and Jurisdiction. This Agreement and any amendments thereto will be governed by, and its terms and conditions construed in accordance with, the internal laws of the Province of British Columbia, Canada without giving effect to the conflict of law rules, and the exclusive jurisdiction and venue for resolution of all disputes will be the Province of British Columbia, Canada.

15.11 Joint Drafting. In the event of any legal proceeding brought by any Party hereto to enforce or interpret this Agreement or any of the terms contained herein, both Parties shall be deemed to have jointly drafted this Agreement, and neither Party shall enjoy the benefit of any evidentiary presumptions based upon the identity of the drafter hereof.

15.12 Counterparts; Electronic Copies. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one and the same instrument. Each Party will receive a duplicate original of the counterpart copy or copies executed by it. For purposes hereof, a PDF copy of this Agreement or signature transmitted by e-mail or other comparable electronic means, including the signature pages hereto, will be deemed to be an original.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the Effective Date.

K. HART ENTERPRISES, INC.		BRUUSH ORAL CARE INC.

By:	(Signed) “Kevin Hart”	By:	(Signed) “Aneil Manhas”

Name:	Kevin Hart	Name:	Aneil Manhas

Title:	ceo	Title:	Chief Executive Officer

Date:	10/29/2020	Date:	10/29/2020

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EXHIBIT A

Inducement Letter

To induce Bruush Oral Care Inc. (“Bruush”) to enter into the Endorsement and Promotional Services Agreement dated as of October 29, 2020 (the “Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree as follows: (i) I agree with the Agreement insofar as I am concerned, and grant all of the rights granted therein in so far as they relate to me individually; (ii) I confirm the authority and right of K. Hart Enterprises, Inc. (“Furnishing Company”) to enter into the Agreement; (iii) I represent, warrant, covenant and agree that Furnishing Company is, and at all times during the Term will be, entitled to my personal services and has the right, power, title and authority to make them available to Bruush pursuant to the terms of the Agreement; (iv) I understand and agree that the Agreement is a personal services agreement requiring my performance as a condition and I agree to perform all services and undertakings required of me personally, and to abide by all restrictions required of me personally and other provisions relating to me personally, as specified in the Agreement; and (v) I agree that unless I am substituted as a direct party to the Agreement, all payments to or on behalf Furnishing Company shall discharge any obligations of Bruush to me in connection with payments owed pursuant to the Agreement, and I shall look solely to Furnishing Company for all compensation for my services pursuant to the Agreement and the results, products and proceeds thereof.

(Signed) “Kevin Hart”
Kevin Hart
Date: October 29, 2020

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EXHIBIT A-1

SAG-AFTRA PERFORMER AGREEEMENT

(Please see separate attachment)

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STANDARD PROVISIONS

1. RIGHT TO CONTRACT

Performer states that to the best of his/her knowledge, his/her has not authorized the use of his/her name, likeness or identifiable voice in any commercial advertising any competitive product or service during the term of permissible use of commercial(s) hereunder and that he/she is free to enter into this Contract and to grant the rights and uses as herein set forth.

2. EXCLUSIVITY

Performer states that since accepting employment in the commercial(s) covered by this Contract, he/she has not accepted employment in nor authorized the use of his/her name or likeness or identifiable voice in any commercial(s) advertising any competitive product or service and that he/she will not hereafter, during the term of permissible use of the commercial(s) for which he/she is employed hereunder, accept employment in or authorize the use of his/her name or likeness or identifiable voice in any commercial(s) advertising any competitive product or service. This paragraph shall not apply to off-camera solo or duo singers or to group performers (other than name groups) or to performers employed in seasonal commercials under Section 41 of the SAG-AFTRA Commercials Contract.

3. OTHER USES (Strike "A" or "B" or both if such rights are not granted by Performer)

(a) Foreign Use.

Producer shall have the right to the foreign use of the commercial(s) produced hereunder for which Producer agrees to pay Performer not less than the additional compensation provided for in the SAG-AFTRA Commercials Contract. Producer agrees to notify SAG-AFTRA in writing promptly of any such foreign use.

(b) Theatrical & Industrial Use.

Producer shall have the right to the commercial(s) produced hereunder for theatrical & industrial use as defined and for the period permitted in the SAG-AFTRA Commercials Contract, for which Producer shall pay Performer not less than the additional compensation therein provided.

4. ARBITRATION

All disputes and controversies of every kind and nature arising out of or in connection with this Contract shall be subject to arbitration as provided in Section 58 of the SAG-AFTRA Commercials Contract.

5. PRODUCER'S RIGHTS

Performer acknowledges that Performer has no right, title or interest of any kind or nature whatsoever in or to the commercial(s). A role owned or created by Producer belongs to Producer and not to Performer.

6. CONFIDENTIALITY CLAUSE

Confidential Information' means trade secrets, confidential data, and other non-public confidential proprietary information (whether or not labeled as confidential) including any and all financial terms of and products involved in the production and any and all scripts whether communicated orally, in written form, or electronically. Confidential information does not include information that was lawfully in Performer's possession prior to being disclosed in connection with the employment of Performer, is now, or hereafter becomes generally known to the public, or that Performer rightfully obtained without restriction from a third party. Performer acknowledges that Performer has and will become aware of certain Confidential Information. Unless otherwise required by law, Performer agrees that, without Producer's prior written approval, Performer shall hold such Confidential Information in the strictest confidence and that Performer will not disclose such Confidential Information to anyone (other than Performer's representatives in the course of their duties to Performer, which representatives shall be bound by the same restrictions as set forth in this Agreement) or utilize such Confidential Information for Performer's benefit or for the benefit of a third party. Notwithstanding the foregoing, nothing herein shall prohibit Performer from disclosing Confidential Information concerning Performer's wages, hours, and other terms and conditions of employment as that term is defined under Section 7 of the National Labor Relations Act. For clarity, except as set forth above, Producer may not demand or request that Performer execute any non-disclosure agreement that has not been approved in advance and in writing by the Union." This provision is not intended to supersede any confidentiality provisions in celebrity agreements.

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EXHIBIT B

FTC Endorsement Guidelines Certificate

Reference is made to the Endorsement and Promotional Services Agreement (the “Agreement”) by and between K. Hart Enterprises, Inc. furnishing the services of Kevin Hart (“Talent”) and Bruush Oral Care Inc. (“Bruush”) effective as of October 29, 2020. Defined terms not defined herein shall have the meanings ascribed to such terms in the Agreement. In order to ensure Talent’s compliance with the Federal Trade Commission “Guides Concerning the Use of Endorsements and Testimonials in Advertising,” Talent hereby certifies as of the Effective Date of the Agreement to the following:

1. that any testimonial or endorsement made in any video, social media post or other means of mass communication, including, without limitation, newspapers, magazines, radio, television or Internet media outlets, directly by Talent regarding any Bruush product or service (each, a “Public Communication”) shall reflect the honest opinions, findings, beliefs, and/or experiences of Talent with respect to such product or service;

2. that Talent shall promptly notify Bruush if any of Talent’s opinions, findings, beliefs and/or experiences with respect to any Bruush product or service change from that which Talent has previously expressed in any Public Communication or to Bruush prior to or during the Term of the Agreement;

3. that in connection with any testimonial or endorsement made by Talent in any Public Communication regarding any Bruush product or service, Talent shall affirmatively, clearly and conspicuously disclose that he is a compensated endorser of Bruush and its relevant products or services in close proximity to such testimonial or endorsement; and

4. that for any social media posts made by Talent for the Campaign, Talent will include #ad or #sponsored or another mutually agreed hashtag in each such post in the first two lines of the description of such post and within the video of any post constituting a “story”.

(Signed) “Kevin Hart”
Kevin Hart
Date: October 29, 2020

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